Exhibit 99.1

For Release:	NEWS	Contact:
Immediate		Neal E. Murphy
Vice President and
Chief Financial Officer
610-832-4189

QUAKER CHEMICAL ANNOUNCES RECORD THIRD QUARTER SALES AND
A 42% INCREASE IN NET INCOME

October 31, 2006

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced record third quarter sales of $116.4 million and a 42% net income improvement to $3.1 million, compared to third quarter 2005 sales of $105.8 million and net income of $2.2 million.  Diluted earnings per share increased to $0.32 for the third quarter of 2006 versus $0.23 in the third quarter of last year.

Third Quarter 2006 Summary

Net sales for the third quarter of 2006 were $116.4 million, up 10.1% from the third quarter of 2005 due to higher selling prices across all regions and volume growth in the U.S. and China.

Gross margin as a percentage of sales was 31.6% for the third quarter of 2006, as compared to 32.0% for the third quarter of 2005.  Higher selling prices and stronger performance from the Company’s CMS channel helped restore margins to prior year third quarter levels despite continued significant escalations in raw material costs. The third quarter 2006 gross margin percentage of 31.6% shows sequential improvement over the first two quarters of the year in which the Company reported gross margins of 29.6% and 30.4%, respectively.

Selling, general and administrative expenses for the quarter increased $1.5 million, but decreased as a percentage of sales to 27% from 28.3% in the prior year third quarter.  Planned new spending in higher growth areas was funded by savings from the Company’s restructuring program in the fourth quarter of 2005.  Higher variable compensation in the third quarter of 2006 as compared to the prior year third quarter was the result of increased earnings.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates.  The decrease in minority interest expense is due to lower financial performance from the Company’s minority affiliates.

Year-to-Date Summary

Net sales for the first nine months of 2006 were $344.9 million, up 8.8% from $317.0 million for the first nine months of 2005.  The increase in net sales was attributable to higher sales prices and volume growth.  Volume growth was mainly attributable to market share growth and increased demand in the U.S. and China.  Selling price increases continue to be broadly implemented across all regions and market segments to offset significantly higher raw material costs.

Net income for the first nine months of 2006 was $8.7 million compared to $7.1 million for the first nine months of 2005, which included a $4.2 million pre-tax gain from the Company’s real estate joint venture, partially offset by a $1.2 million pre-tax restructuring charge.

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Gross margin as a percentage of sales was 30.5% for the first nine months of 2006, as compared to 30.8% for the first nine months of 2005.  Higher selling prices and a stronger performance from the Company’s CMS channel helped maintain margins notwithstanding continued increases in raw material prices, particularly crude oil derivatives.

Selling, general and administrative expenses for the first nine months of 2006 increased $1.4 million compared to the first nine months of 2005.  As was the case in the third quarter, cost savings from the Company’s restructuring efforts in 2005 enabled increased spending in higher growth areas, restoration of variable compensation and higher professional fees with only minor cost increases.  In addition, due to a legislative change, effective January 1, 2006, the Company recorded a pension gain in the first quarter of 2006 for $0.9 million relating to one of its European pension plans.  As a percentage of sales, selling, general and administrative expenses were 25.7% for the first nine months of 2006, as compared to 27.5% in the first nine months of 2005.

The decrease in other income is largely due to $4.2 million of pre-tax gain relating to the Company’s real estate joint venture recorded in 2005.  The remainder of the decrease was the result of foreign exchange losses in the first nine months of 2006, compared to gains in the first nine months of 2005.

The increase in net interest expense is attributable to higher average borrowings and higher interest rates.  The decrease in minority interest expense for the year is due to the acquisition of the remaining 40% interest in the Company’s Brazilian affiliate in March of 2005 and lower financial performance from the Company’s minority affiliates.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 2005, primarily to fund working capital needs, as well as the restructuring actions taken in the fourth quarter of 2005. The Company’s net debt-to-total capital ratio was 38% at September 30, 2006, compared to 39% at June 30, 2006, 40% at March 31, 2006 and 35% at December 31, 2005.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We had a great third quarter that flowed from increasing contributions from strategic initiatives such as Asia/Pacific growth and CMS, persistent pricing attention, and the fourth quarter 2005 repositioning of our cost base. We have also benefited from strong global steel demand in 2006. We’re pleased with our continued earnings progress and to have been able to generate sequential quarter-over-quarter improvement in gross margin percentage in the face of continued increases in raw material costs.   The recent easing of crude oil prices may help mineral oil in the long term, but this year so far we’re still facing increases in mineral oil prices.  Further, we have observed that global steel and automotive production has been outpacing demand in some markets over the past few months.  We’ve had a fine profit rebound this year, and this is one of the challenges we’ll be dealing with in keeping up our sequential quarterly progress as the year comes to a close.  Still, we’re performing significantly better than prior year, and longer term, we have a number of initiatives underway in both new markets and new products that provide new promise for the future.”

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss third quarter results is scheduled for November 1, 2006 at 2:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)		(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net sales	$116,425	$105,751	$344,924	$316,954
Cost of goods sold	79,650	71,874	239,599	219,441

Gross margin	36,775	33,877	105,325	97,513
%	31.6%	32.0%	30.5%	30.8%
Selling, general and administrative	31,485	29,937	88,636	87,274
Restructuring and related activities, net	—	—	—	1,232

Operating income	5,290	3,940	16,689	9,007
%	4.5%	3.7%	4.8%	2.8%
Other income, net	539	353	1,054	5,869
Interest expense, net	(1,218)	(670)	(3,435)	(1,844)

Income before taxes	4,611	3,623	14,308	13,032
Taxes on income	1,378	1,178	5,058	4,235

	3,233	2,445	9,250	8,797
Equity in net income of associated companies	218	208	456	414
Minority interest in net income of subsidiaries	(312)	(441)	(1,033)	(2,078)

Net income	$3,139	$2,212	$8,673	$7,133

%	2.7%	2.1%	2.5%	2.3%
Per share data:
Net income - basic	$0.32	$0.23	$0.89	$0.74
Net income- diluted	$0.32	$0.23	$0.88	$0.73
Shares Outstanding:
Basic	9,792,187	9,693,851	9,762,019	9,671,516
Diluted	9,854,625	9,801,893	9,833,903	9,816,006

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30, 2006	December 31, 2005*

ASSETS
Current assets
Cash and cash equivalents	$15,785	$16,121
Accounts receivable, net	106,657	93,943
Inventories, net	51,533	45,818
Prepaid expenses and other current assets	13,324	10,111

Total current assets	187,299	165,993
Property, plant and equipment	153,591	140,903
Less accumulated depreciation	93,773	84,006

Net property, plant and equipment	59,818	56,897
Goodwill	37,966	35,418
Other intangible assets, net	7,839	8,703
Investments in associated companies	6,780	6,624
Deferred income taxes	24,031	24,385
Other assets	34,294	33,975

Total assets	$358,027	$331,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,862	$5,094
Accounts and other payables	58,314	52,923
Accrued compensation	12,642	9,818
Other current liabilities	17,481	19,053

Total current liabilities	91,299	86,888
Long-term debt	83,550	67,410
Deferred income taxes	5,035	4,608
Other non-current liabilities	57,889	60,573

Total liabilities	237,773	219,479

Minority interest in equity of subsidiaries	6,452	6,609

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2006 - 9,873,744, 2005 - 9,726,385 shares	9,874	9,726
Capital in excess of par value	4,456	3,574
Retained earnings	113,640	111,317
Accumulated other comprehensive loss	(14,168)	(18,710)

Total shareholders’ equity	113,802	105,907

Total liabilities and shareholders’ equity	$358,027	$331,995

* Condensed from audited financial statements.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the nine months ended September 30,
(Dollars in thousands)

	(Unaudited)

	2006	2005*

Cash flows from operating activities
Net income	$8,673	$7,133
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	7,406	6,731
Amortization	1,058	1,014
Equity in undistributed earnings of associated companies, net of dividends	(251)	(180)
Minority interest in earnings of subsidiaries	1,033	2,078
Deferred income taxes	834	419
Deferred compensation and other, net	387	145
Stock-based compensation	601	563
Restructuring and related activities, net	—	1,232
Gain on sale of partnership assets	—	(2,989)
(Gain) Loss on disposal of property, plant and equipment	19	—
Insurance settlement realized	(252)	—
Pension and other postretirement benefits	(3,108)	(3,905)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(10,077)	(8,635)
Inventories	(4,561)	(2,920)
Prepaid expenses and other current assets	(3,022)	(2,063)
Accounts payable and accrued liabilities	8,351	5,349
Change in restructuring liabilities	(3,731)	(1,636)

Net cash provided by operating activities	3,360	2,336

Cash flows from investing activities
Capital expenditures	(8,513)	(5,142)
Payments related to acquisitions	(1,069)	(6,700)
Proceeds from partnership disposition of assets	—	2,989
Proceeds from disposition of assets	64	1,894
Interest received on insurance settlement	240	—
Change in restricted cash, net	12	—

Net cash used in investing activities	(9,266)	(6,959)

Cash flows from financing activities
Short-term debt borrowings	1,873	7,815
Repayments of short-term debt	(4,519)	—
Long-term debt borrowings	15,680	—
Repayments of long-term debt	(704)	(9,328)
Dividends paid	(6,320)	(6,251)
Issuance of common stock	429	256
Distributions to minority shareholders	(1,464)	(3,163)

Net cash provided by (used in) financing activities	4,975	(10,671)

Effect of exchange rate changes on cash	595	(675)
Net decrease in cash and cash equivalents	(336)	(15,969)
Cash and cash equivalents at the beginning of the period	16,121	29,078

Cash and cash equivalents at the end of the period	$15,785	$13,109

* Certain reclassifications of prior year data have been made to improve comparability.